EXHIBIT 10.32
Letter of Separation and Resignation between TrueBlue, Inc. and Derrek L. Gafford

Confidential

October 9, 2023
Derrek L. Gafford
1015 A Street
Tacoma, WA 98335
Re: Separation of Employment
Dear Derrek:
This letter agreement (the “Agreement”) confirms our respective understanding with regard to the separation of your employment with TrueBlue, Inc. and its subsidiaries (collectively, the “Company”). We anticipate that your last day of employment in the role of Executive Vice President and Chief Financial Officer shall be October 30, 2023, (the “Transition Date”) at which point your employment will transition to the role of an Advisor to the new Chief Financial Officer, to provide transitory services through December 31, 2023 (the “Separation Date”). Notwithstanding the foregoing, subject to the conditions below, the Company may specify an earlier separation date to you in writing, which shall then become the Separation Date for purposes of this Agreement.
The period of time between the Transition Date and the Separation Date would be a transition period (the "Transition Period") during which you would perform the obligations set forth in the Transition Plan attached as Exhibit A (the “Transition Plan Obligations”). In consideration of the Transition Plan Obligations, the Company agrees to extend your employment termination date to the Separation Date.
Subject to the terms and conditions of the Executive Employment Agreement between you and the Company dated December 31, 2006, and amended February 13, 2023 (collectively, the “Employment Agreement”), the Company would provide you with payment of any unpaid wages and for unused accrued paid time off earned through the Separation Date. It is the intent that all benefits outlined in your employment agreement related to a “without cause” separation would be provided for by the Company including but not limited to:
•18 months of severance paid as specified per the agreement;
•Accelerated vesting in any previously awarded stock options, restricted stock and other equity awards, except for awards that are scheduled to vest based on attainment of specified performance goals over a performance period; and
•For any equity award that is scheduled to vest based on attainment of specified performance goals over a performance period, the award shall vest and be paid after the end of the applicable performance period based on actual performance results, and shall be prorated for the portion of the performance period employed, and for that purpose Executive shall be deemed to have continued employment with the Company for a period of eighteen (18) months following the date of Executive’s Separation Date or other termination of employment, whichever is later.
Also, subject to both the terms and conditions of the Employment Agreement and your completion of the Transition Plan Obligations, the Company would agree to also provide you with the following benefits (collectively, the “Additional Benefits”):

•Any cash bonus earned under the 2023 Short Term Incentive Plan to be paid on the date when such bonus is otherwise to be paid, as well as any other consideration due under your Employment Agreement.
•You would be eligible for enrollment in COBRA beginning on the Separation Date at your sole expense for twenty-four (24) months following the Separation Date. You would be required to follow the Company’s normal COBRA election and enrollment procedures.
•Provided the Company makes discretionary deferred compensation matches for 2023, you would be eligible for the Company match of contributions made by you to the non-qualified deferred compensation plan for 2023 subject to the plan terms and conditions with the exception of any requirement to be employed on the date of payment.
•Neither you nor the Company would make statements to any third parties including but not limited to any Company customers, suppliers, employees, or investors that are in any way disparaging or negative towards the other party to this Agreement, or such party’s products and services. As used herein, the term ‘disparaging’ means any statement, utterance or depiction which would reasonably seen to diminish the social, professional or business reputation of a party.
•You would be provided with an advance version of any proposed press release issued by the Company related to your separation as well as any internal messaging. The Company would consider your timely input prior to any final announcement being made.
To be entitled to the benefits outlined in this Agreement you must (a) within twenty-one (21) days of the Separation Date, sign and deliver to the Company’s Chief Legal Officer the Release of Claims attached as Exhibit B and thereafter not revoke it, and (b) be in full compliance with the Employment Agreement, your Non-Competition Agreement, this Agreement, and with any other covenants with Company entered into by you (collectively, “Employment Agreements”). Also, on or before the Separation Date, you would need to make arrangements with the Company’s Chief Legal Officer for the return of all Company property in your possession.
The Company will not specify a Separation Date which is sooner than December 31, 2023 unless (i) the Company terminates your employment for conduct constituting “Cause” as that term is defined in your Employment Agreement or (ii) you fail to perform the Transition Plan Obligations and, in either case, you do not cure, after written notice of any “Cause”, such conduct or failure within ten (10) business days after written notice from the Company.
Derrek, thank you for your service to the Company, and I wish you success in your endeavors following the Separation Date should you decide to leave the Company.

Sincerely,                        ACKNOWLEDGED & AGREED TO BY:

TRUEBLUE, INC.,

Garrett Ferencz                        Derrek Gafford
Chief Legal Officer

Exhibit A
Transition Plan

•Unless and until directed otherwise by the Company, you will:
◦From the date of this letter through the Transition Date: You agree to continue to perform the day-to-day functions of your job as Chief Financial Officer, including all key duties and responsibilities, as specified by the Company;
◦From the Transition Date through the Separation Date: Support the Company in the transition of all of your duties and responsibilities to your replacement, as applicable and as directed by the Company (the “Transition”); and
◦From the Transition Date through the Separation Date: Support the Company in your role as an Advisor to the CEO, CFO, and CLO regarding all key Company initiates and strategies.

Exhibit B
RELEASE OF CLAIMS
This Release of Claims (“Release”) is hereby executed by Derrek L. Gafford (“Executive”) and TrueBlue, Inc. (“Employer” or “Company”) in accordance with the Executive Employment Agreement between Executive and the Company dated December 31, 2006, as amended by the First Amendment thereto dated February 13, 2023 (collectively, the “Employment Agreement”).
RECITALS
A.    Employer and Executive are parties to the Employment Agreement.
B.    The Employment Agreement provides for certain benefits to Executive upon termination of Executive’s employment under certain circumstances, provided that Executive signs and delivers to Employer upon such termination a Release in substantially the form of this Release and does not revoke the same.
C.    Executive desires for Employer to provide such benefits in accordance with the Employment Agreement and therefore executes this Release.
TERMS
1.    Waivers and Releases.
(a)    Waiver, Release and Covenant by Executive. On behalf of Executive and Executive’s marital community, heirs, executors, administrators and assigns, Executive expressly waives, releases, discharges and acquits any and all claims against Employer and Employer’s present, former and future affiliates, related entities, predecessors, successors and assigns, and all of its present, former and future officers, directors, stockholders, employees, agents, partners, and members, in their individual and representative capacities (collectively “Released Parties”) that arise from or relate to Executive’s employment with Employer and/or the termination of such employment (“Released Claims”). This waiver and release includes any and all Released Claims (including claims to attorneys’ fees), damages, causes of action or disputes, whether known or unknown, based upon acts or omissions occurring or that could be alleged to have occurred before the execution of this Release. Released Claims include, without limitation, claims for wages, employee benefits, and damages of any kind whatsoever arising out of any: contract, express or implied; tort; discrimination; wrongful termination; any federal, state, local or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended (“ADEA”); the Employee Retirement Income Security Act of 1974; and any other legal limitation on the employment relationship. Executive also covenants and promises never to file, press or join in any complaint or lawsuit for personal relief or any amounts of any nature based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of this Release in connection with claims arising under the ADEA and/or the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”). Executive represents and warrants that he is the sole owner of all Released Claims and has not assigned, transferred, or otherwise disposed of Executive’s right or interest in those matters. Notwithstanding the foregoing, this waiver and release does not apply to claims for indemnity through contracts of insurance, operation of law, corporate policies or by-laws, claims that arise after the date that the release is executed, claims to vested benefits under ERISA, workers’ compensation claims or any other claims that may not be released under this Release in accordance with applicable law.
(b)    Waiver, Release and Covenant by Employer. Employer expressly waives, releases, discharges, and acquits any and all claims, (including claims to attorneys’ fees) against Executive that arise from or relate to Executive’s negligence in the course of performing his duties for Employer. Employer also covenants and promises never to file, press or join in any complaint or lawsuit for relief or any amounts of any nature based on any claim for negligence in the performance of Executive’s duties and agrees that any such claim, if filed by Employer, shall be dismissed. Employer represents and warrants that it is the sole owner of any claim for negligence in the performance of Executive’s duties and has not assigned, transferred, or otherwise disposed of Employer’s right or interest in those matters. Notwithstanding the foregoing, this waiver and release does not apply to claims that arise after the date that the release is executed or any other claims that may not be released under this Release in accordance with applicable law.
2.    Acknowledgment of Sufficiency of Consideration. Executive acknowledges and agrees that in the absence of Executive’s execution of or compliance with this Release and the Employment Agreement, Employer is not obligated to provide Executive with the Additional Benefits as defined in the Agreement between Company and Executive dated [October 5, 2023], and Executive further acknowledges and agrees that the Additional Benefits are adequate consideration for the covenants and release herein.
3.    Covenants and Obligations under Employment Agreement. Nothing in this Release supersedes or restricts any obligations that Executive owes to Employer, including, without limitation, the obligation to protect Employer’s interests in Confidential Information and trade secrets and inventions under the Employment Agreement and/or under applicable law, and/or TrueBlue’s Non-Competition Agreement executed by Executive. Executive expressly agrees to comply with all covenants that Executive has entered into with Company.
4.    Review and Revocation Period. Executive has a period of seven (7) calendar days after delivering the executed Release to Employer to revoke the Release. To revoke, Executive must deliver a notice revoking Executive’s agreement to this Release to the Company’s Chief Legal Officer. This Release shall become effective on the eighth day after delivery of this executed Release by Executive to Employer (“Effective Date”), provided that Executive has not revoked the Release. Employer shall have no obligation to provide Executive with the Additional Benefits or any other benefits if Executive revokes this Release.
5.    Governing Law. This Release shall be interpreted in accordance with the law of the State of Washington, without regard to the conflicts of law provisions of such laws.
6.    Severability. If any provision of this Release constitutes a violation of any law or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Release, which shall remain binding.
7.    Knowing and Voluntary Agreement. Executive hereby warrants and represents that (a) Executive has carefully read this Release and finds that it is written in a manner that he understands; (b) Executive knows the contents hereof; (c) Executive has been advised to consult with Executive’s personal attorney regarding the Release and its effects and has done so; (d) Executive understands that Executive is giving up all Released Claims and all damages and disputes that have arisen before the date of this Release, except as provided herein; (e) Executive has had ample time to review and analyze this entire Release; (f) Executive did not rely upon any representation or statement concerning the subject matter of this Release, except as expressly stated in the Release; (g) Executive has been given at least twenty-one (21) days to consider this Release and seven (7) days to revoke this Release; (h) Executive understands the Release’s final and binding effect; (i) Executive has signed this Release as Executive’s free and voluntary act.
8.    Arbitration and Venue. Employer and Executive agree that any claim arising out of or relating to this Release of Claims, or the breach of this Release of Claims, shall be submitted to and resolved by binding arbitration under the Federal Arbitration Act. Employer and Executive agree that all claims shall be submitted to arbitration including, but not limited to, claims based on any alleged violation of Title VII or any other federal or state laws; claims of discrimination, harassment, retaliation, wrongful termination, compensation due or violation of civil rights; or any claim based in tort, contract, or equity. Any arbitration between Employer and Executive will be administered by the American Arbitration Association (AAA) under its Employment Arbitration Rules then in effect. The arbitration shall occur in either Pierce or King County, Washington, as determined by the Arbitrator. The award entered by the arbitrator will be based solely upon the law governing the claims and defenses pleaded and will be final and binding in all respects. Judgment on the award may be entered in any court having jurisdiction. In any such arbitration, neither Executive nor Employer shall be entitled to join or consolidate claims in arbitration or arbitrate any claim as a representative or member of a class. Employer agrees to pay for the arbiter’s fees where required by law or rules of the AAA. In any claim or jurisdiction where this agreement to arbitrate is not enforced, Employer and Executive waive any right either may have to bring or join a class action or representative action, and further waive any right either may have under statute or common law or any other legal doctrine to a jury trial. Where the parties have mutually waived their right to arbitration in writing or have not yet sought to enforce their right to compel arbitration, venue for any legal action in connection with this Release of Claims will be limited exclusively to the Washington State Superior Court for Pierce County, or the United States District Court for the Western District of Washington at Tacoma or a proper superior court or United State District Court in the jurisdiction in which Executive last worked. Executive agrees to submit to the personal jurisdiction of the courts identified herein, and agrees to waive any objection to personal jurisdiction in these courts including but not limited to any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

Executed this date:
Acknowledged & Agreed to by:
Derrek L. Gafford TrueBlue, Inc.
__________________________ _________________________________
Signature Garrett Ferencz
EVP, Chief Legal Officer